                             OSPREY GOLD CORPORATION
                      41a Avenue Road, Toronto, ON M5R 2G3
                      Tel: (416)955-1588 Fax: (416)364-1522


News Release


TORONTO, ONTARIO, OCTOBER 12, 2005 - Osprey Gold Corporation ("Osprey" or the "Company") (OSGL.PK), announces the Issuance of Share Acquisition Rights (the "Rights").

Osprey is pleased to announce that at a Directors Meeting held on October 12, 2005 in Toronto and in accordance with the Minutes of the United States District Court, District of Nevada, dated September 26, 2005, the issuance of a Share Acquisition Rights was approved by the Directors of the Company.

The United States District Court, District of Nevada, granted the motion for sanctions and the complaint by the Plaintiffs - Gordon Leliever, Doug Budden, Betty North and Boardwalk Creations - was stricken. Furthermore, the Court has allowed the Company to proceed with the issuance of securities.

The purpose of the issuance of Rights is to raise a minimum of US$250,000 and a maximum of US$500,000 in order to repay certain debts of the Company and allow the auditors of the Company to provide the Shareholders with current and restated audited financial statements, as well as update its SEC filings.

The terms of the Rights offering provide each shareholders of record with the right, but not the obligation, to purchase 0.65 Common Shares for each existing Common Share held at a price of US$0.005 per Common Share. The record date has been set for October 14, 2005. In addition, an over-subscription privilege has been included, allowing shareholders to subscribe for additional shares not subscribed for by other shareholders on a pro rata basis. The rights will be non-transferable and are not expected to be listed as a separate security.

The Common Shares issued will be issued under SEC Rule 144 and closing of the Rights Issue is expected to take place November 7, 2005. The rights will be non-tradeable. Fractional shares will be rounded up to nearest whole number.

Investors may obtain additional information and subscribe to investor services by calling Linda Kent or Darleen Dawson at 416-955-1588.

This press release includes statements which may constitute "forward-looking statements". These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These factors include, without limitation, future trends in mining prices, the availability of capital for development in the mining sector, competitive factors and other risks detailed in the Company's periodic filings with the Securities and Exchange Commission.